Exhibit 99.1

FIRST KEYSTONE ANNOUNCES THIRD QUARTER EARNINGS

AND 3.7% INCREASE IN YEAR-TO-DATE EARNINGS

Berwick, Pennsylvania – November 5, 2012 - First Keystone Corporation (OTC BB: FKYS), parent company of First Keystone Community Bank, reported net income of $2,764,000 for the quarter ending September 30, 2012, as compared to $2,677,000 for the third quarter of 2011. Earnings per share for the quarter ending September 30, 2012 were $.51, as compared to $.49 per share earned in the third quarter of 2011. For the nine months ending September 30, 2012, net income was $7,998,000 as compared to $7,716,000 for the first nine months of 2011, an increase of 3.7%. Earnings per share were $1.47 for the first nine months of 2012, up 3.5% from the $1.42 reported in the first nine months of 2011. The annualized return on assets and return on equity were 1.30% and 10.83%, respectively for the nine months ending September 30, 2012.

Chief Executive Officer Matthew P. Prosseda reported, “Net interest income continues to rise, but at a slower pace than the last few quarters. We have worked to reduce interest expense; however, deposit rates throughout the marketplace are about as low as they can go. This is while interest income is falling, as any principal being returned to the Bank must be reinvested at lower rates.”

Total assets decreased to $812,828,000 as a result of a sale of investment securities and a refunding of long-term debt during the second quarter of 2012. Net loans increased by $20,165,000, or 5.0% from September 30, 2011. Deposits decreased slightly.

Cash dividends for the first three quarters of the year were $.75, up 4.2%, as compared to the same period in 2011.

First Keystone Community Bank, an independently owned community bank since 1864, presently operates 16 full service offices in Columbia (5), Luzerne (6), Monroe (4), and Montour (1) counties, providing banking and trust services.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-8383; and Stifel Nicolaus & Co. Inc., 800-223-6807.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Matthew P. Prosseda at 570-752-3671.